Exhibit 5.1

September 27, 2006

Covalence Specialty Materials Corp.

7 Roszel Road

Princeton, New Jersey 08540

Re:	Covalence Specialty Materials Corp., Covalence Specialty Adhesives LLC and Covalence Specialty Coatings LLC – Registration Statement on Form S-4

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (the “Registration Statement”) filed under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”) by Covalence Specialty Materials Corp. (the “Company”) and by Covalence Specialty Adhesives LLC and Covalence Specialty Coatings LLC (the “Guarantors”). The Registration Statement relates to the proposed offer by the Company and the Guarantors to exchange up to $265,000,000 aggregate principal amount of new 10¼% Senior Subordinated Notes due 2016 (the “Exchange Notes”) for the Company’s outstanding 10¼% Senior Subordinated Notes due 2016 (the “Outstanding Notes”). The Exchange Notes will be issued under an Indenture dated as of February 16, 2006 (the “Indenture”) among the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Exchange Notes will be guaranteed (the “Guarantees”) by the Guarantors pursuant to the Indenture.

As General Counsel of the Company and in connection with this opinion letter, I have examined the Registration Statement, the Indenture, originals, or copies certified or otherwise identified to my satisfaction, of the Certificate of Incorporation and Bylaws of the Company, the Certificate of Formation and Limited Liability Agreement of each of the Guarantors and such other documents, records and instruments as I have deemed appropriate for purposes of the opinion set forth herein.

I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to me as originals, the conformity with the originals of all documents submitted to me as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to me as copies.

I have also assumed for purposes of this opinion that the Indenture has been duly authorized, executed and delivered by the Trustee, that the Indenture constitutes a legal, valid and binding obligation of the Trustee, and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

Based upon the foregoing, I am of the opinion that when the Exchange Notes, in the form included in the Indenture, have been duly executed and authenticated in accordance with the Indenture, and are duly issued and delivered by the Company in exchange for the Outstanding Notes as described in the Registration Statement, (a) the Exchange Notes will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms and (b) each Guarantee will constitute valid and binding obligations of the Guarantor that is a party thereto, enforceable against such Guarantor in accordance with its terms.

Covalence Specialty Materials Corp.

September 27, 2006

The opinions expressed above are subject to the following limitations and qualifications:

The opinions expressed herein are subject to bankruptcy, insolvency, fraudulent transfer and other similar laws affecting the rights and remedies of creditors generally and general principles of equity.

Under applicable law, guarantors may be entitled to certain rights or protections, which as a matter of statutory or common law may not be waived or altered. I express no opinion herein as to the enforceability of any provisions of a Guarantee that purports to waive or alter such rights of protections, except to the extent permitted by law.

The opinions expressed herein are limited to the laws of the State of New Jersey, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act.

I hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to me under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, I do not hereby admit that I am acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ Gail E. Lehman

Gail E. Lehman